CAMPBELL REPORTS THIRD-QUARTER FISCAL 2023 RESULTS

•Reported and Organic Net Sales increased 5% led by favorable net price realization.
•Reported Earnings Before Interest and Taxes (EBIT) decreased 14% to $254 million. Adjusted EBIT decreased 2% to $313 million primarily due to non-operating items.
•Reported Earnings Per Share (EPS) decreased 15% to $0.53. Adjusted EPS decreased 3% to $0.68.
•Reaffirms full-year fiscal 2023 guidance.

CAMDEN, N.J., Jun. 7, 2023—Campbell Soup Company (NYSE:CPB) today reported results for its third-quarter fiscal 2023 ended April 30, 2023.

CEO Comments
“Our third-quarter results were in line with our expectations and were driven by in-market momentum, continued best-in-class supply chain execution and favorable inflation-driven net price realization, all despite the anticipated challenging comparison from the prior year's retailer inventory rebuild,” said Campbell's President and CEO, Mark Clouse. “Our year-to-date results and execution give us continued confidence in our ability to deliver our full-year guidance, with adjusted EPS currently tracking to the upper end of our guidance range."

	Three Months Ended			Nine Months Ended
($ in millions, except per share)	April 30, 2023	May 1, 2022	% Change	April 30, 2023	May 1, 2022	% Change
Net Sales
As Reported (GAAP)	$2,229	$2,130	5%	$7,289	$6,575	11%
Organic			5%			11%
Earnings Before Interest and Taxes (EBIT)
As Reported (GAAP)	$254	$294	(14)%	$1,040	$993	5%
Adjusted	$313	$321	(2)%	$1,125	$1,028	9%
Diluted Earnings Per Share
As Reported (GAAP)	$0.53	$0.62	(15)%	$2.29	$2.18	5%
Adjusted	$0.68	$0.70	(3)%	$2.50	$2.28	10%

Note: A detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information is included at the end of this news release.

Items Impacting Comparability
The table below presents a summary of items impacting comparability in each period. A detailed reconciliation of the reported (GAAP) financial information to the adjusted information is included at the end of this news release.

	Diluted Earnings Per Share
	Three Months Ended		Nine Months Ended
	April 30, 2023	May 1, 2022	April 30, 2023	May 1, 2022
As Reported (GAAP)	$0.53	$0.62	$2.29	$2.18

Restructuring charges, implementation costs and other related costs associated with cost savings initiatives	$0.08	$0.02	$0.12	$0.04

Pension actuarial losses	$0.04	$0.04	$0.07	$0.03

Commodity mark-to-market adjustments	$0.02	$0.01	$0.02	$0.02

Loss on debt extinguishment	$—	$0.01	$—	$0.01

Adjusted*	$0.68	$0.70	$2.50	$2.28
*Numbers may not add due to rounding.

Third-Quarter Results
Net sales in the quarter, both reported and organic, increased 5% versus the prior year to $2.2 billion. Favorable inflation-driven net price realization was partially offset by an expected decline in volume / mix, which was driven by lapping the prior year retailer inventory rebuild as well as lower volume consumption due to elasticities.

Gross profit increased to $668 million from $665 million in the prior year. As a percent of sales, gross profit margin was 30.0% compared to 31.2% in the prior year. Excluding items impacting comparability, adjusted gross profit increased to $689 million from $671 million. Excluding items impacting comparability, adjusted gross profit margin decreased 60 basis points to 30.9% primarily driven by unfavorable volume / mix, with favorable net price realization and supply chain productivity improvements more than offsetting higher cost inflation and other supply chain costs. The third quarter of fiscal 2022 benefited from a 50-basis point insurance settlement.

Marketing and selling expenses increased 3% to $194 million and represented approximately 9% of net sales. The increase was driven by higher selling expenses, partially offset by increased benefits from cost savings initiatives.

Administrative expenses increased 11% to $167 million. Excluding items impacting comparability, adjusted administrative expenses increased 5% to $154 million due to higher general administrative costs and inflation, higher incentive compensation costs and higher benefit-related costs, partially offset by lower expenses related to the settlement of certain legal claims.

Other expenses were $23 million compared to $10 million in the prior year. Excluding items impacting comparability, adjusted other expenses were $6 million compared to adjusted other income of $6 million in the prior year primarily due to lower pension and postretirement benefit income this year.

As reported EBIT decreased to $254 million from $294 million in the prior year. Excluding items impacting comparability, adjusted EBIT decreased 2% compared to the prior year to $313 million primarily due to higher adjusted other expenses, related to lower pension and postretirement benefit income this year. Higher adjusted gross profit more than offset higher adjusted administrative expenses and higher marketing and selling expenses. Lower pension and postretirement benefit income this year drove an approximate $12 million headwind to adjusted EBIT in the quarter.

Net interest expense was $46 million compared to $50 million in the prior year. Excluding items impacting comparability, adjusted net interest expense was $46 million in the prior year. The effective tax rate was 23.1% compared to 23.0% in the prior year. Excluding items impacting comparability, the adjusted effective tax rate increased 70 basis points to 23.6% compared to 22.9% in the prior year.

As reported EPS decreased to $0.53 per share compared to $0.62 per share in the prior year. Excluding items impacting comparability, adjusted EPS decreased $0.02, or 3%, to $0.68 per share compared to $0.70 per share in the prior year, primarily reflecting the decrease in adjusted EBIT and a higher adjusted effective tax rate. Lower pension and postretirement benefit income this year drove an approximate $0.03 headwind to adjusted EPS in the quarter.

Nine-Month Results
Net sales, both reported and organic, increased 11% versus the prior year to $7.3 billion driven by favorable inflation-driven net price realization, partially offset by volume / mix declines.

As reported EBIT increased 5% compared to the prior year to $1.04 billion. Excluding items impacting comparability, adjusted EBIT increased 9% compared to the prior year to $1.13 billion primarily due to higher adjusted gross profit, partially offset by higher marketing and selling expenses, higher adjusted other expenses and higher adjusted administrative expenses.

Net interest expense was $137 million compared to $143 million in the prior year. Excluding items impacting comparability in the prior year, adjusted net interest expense was $139 million. The effective tax rate was 23.7% compared to 22.2% in the prior year. Excluding items impacting comparability, the adjusted effective tax rate increased 150 basis points to 23.8% compared to 22.3% in the prior year, primarily due to the favorable resolution of several tax matters and the impact of state tax law changes in the prior year.

As reported EPS increased to $2.29 per share compared to $2.18 per share in the prior year. Excluding items impacting comparability, adjusted EPS increased $0.22, or 10%, compared to the prior year to $2.50 per share primarily reflecting the increase in adjusted EBIT and a reduction in the weighted average diluted shares outstanding, partially offset by a higher adjusted effective tax rate.

Cash flow from operations decreased from $1.1 billion in the prior year to $918 million primarily due to changes in working capital, partially offset by higher cash earnings. Capital expenditures were $257 million compared to $179 million in the prior year. In line with Campbell’s commitment to return value to its shareholders, the company paid $336 million of cash dividends and repurchased common stock of approximately $141 million. At the end of the third quarter, the company had approximately $301 million remaining under the current $500 million strategic share repurchase program and approximately $104 million remaining under its $250 million anti-dilutive share repurchase program.

Cost Savings Program from Continuing Operations
Through the third quarter, Campbell has achieved $880 million of total savings under its multi-year cost savings program, inclusive of Snyder’s-Lance synergies. Campbell remains on track to deliver savings of $1 billion by the end of fiscal 2025.

Full-Year Fiscal 2023 Guidance
Campbell is reaffirming its full-year fiscal 2023 net sales, adjusted EBIT and adjusted EPS outlook from the guidance provided on March 8, 2023.

We anticipate that the recent Emerald nuts business divestiture, which closed on May 30, 2023, will not have a material impact on our fiscal year adjusted 2023 results, and accordingly, our full year guidance is inclusive of the lost sales and profits of that business for the remaining two months of the fiscal year.

Our reaffirmed adjusted EBIT and adjusted EPS guidance reflects planned investments in the fourth quarter to sustain momentum and value for consumers.

Our fiscal year 2023 pre-tax pension and postretirement benefit income outlook is expected to be lower by approximately $45 million, or $0.12 per share, compared to the prior year. This represents approximately 3.5% of adjusted EBIT growth and approximately 4% of adjusted EPS growth. The plans continue to be well funded.

The full-year fiscal 2023 guidance is set forth in the table below:

	FY2022 Results	FY2023 Guidance[1]
($ in millions, except per share)
Net Sales	$8,562	+8.5% to +10%
Organic Net Sales		+8.5% to +10%

Adjusted EBIT	$1,297*	+4.5% to +6.5%

Adjusted EPS	$2.85*	+3.5% to +5%
$2.95 to $3.00

* Adjusted - refer to the detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information at the end of this news release.
1 Reflects the expected impact of the Emerald nuts business divestiture completed on May 30, 2023, which is not expected to be material to the full-year adjusted fiscal 2023 guidance.
Note: A non-GAAP reconciliation is not provided for fiscal 2023 guidance as the company is unable to reasonably estimate the full-year financial impact of items such as actuarial gains or losses on pension and postretirement plans because these impacts are dependent on future changes in market conditions. The inability to predict the amount and timing of these future items makes a detailed reconciliation of these forward-looking financial measures impracticable.

Segment Operating Review
An analysis of net sales and operating earnings by reportable segment follows:

	Three Months Ended April 30, 2023
	($ in millions)
	Meals & Beverages*	Snacks	Total
Net Sales, as Reported	$1,108	$1,121	$2,229

Volume and Mix	(11)%	(3)%	(7)%
Net Price Realization	9%	15%	12%
Organic Net Sales	(1)%	12%	5%
Currency	(1)%	—%	—%
% Change vs. Prior Year	(2)%	12%	5%

Segment Operating Earnings	$182	$179
% Change vs. Prior Year	(17)%	41%

*Numbers do not add due to rounding.
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

	Nine Months Ended April 30, 2023
	($ in millions)
	Meals & Beverages	Snacks	Total
Net Sales, as Reported	$3,971	$3,318	$7,289

Volume and Mix	(5)%	(1)%	(3)%
Net Price Realization	14%	15%	14%
Organic Net Sales	9%	14%	11%
Currency	(1)%	—%	—%
% Change vs. Prior Year	8%	14%	11%

Segment Operating Earnings	$762	$482
% Change vs. Prior Year	7%	28%

Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

Meals & Beverages
Net sales in the quarter decreased 2% and organic net sales decreased 1% in the quarter primarily due to declines in U.S. soup, partially offset by gains in foodservice. The price-driven in-market growth was more than offset by an expected decline in volume / mix driven by lapping prior year retailer inventory rebuild as well as lower volume consumption due to elasticities and increased competitive pressure. The retailer inventory impact was most pronounced in U.S. soup which had a net sales decline of 11% in comparison to relatively flat in-market performance.

Operating earnings in the quarter decreased 17% primarily due to lower gross profit. Gross profit margin decreased due to unfavorable volume / mix with favorable net price realization and supply chain productivity improvements largely offsetting higher cost inflation and other supply chain costs.

Snacks
Net sales in the quarter, both reported and organic, increased 12% driven by sales of its 8 power brands, which were up 16%. Sales growth was driven by increases in cookies and crackers, primarily Goldfish crackers and Lance sandwich crackers, and in salty snacks, primarily Kettle Brand potato chips, Snack Factory pretzel crisps, Cape Cod potato chips and Snyder's of Hanover pretzels. Sales benefited from favorable net price realization, partially offset by modest volume / mix declines.

Operating earnings in the quarter increased 41% primarily due to higher gross profit, partially offset by slightly higher marketing and selling expenses. Gross profit margin increased due to the impact of favorable net price realization and supply chain productivity improvements more than offsetting higher cost inflation and other supply chain costs as well as unfavorable volume / mix.

Corporate
Corporate expense was $101 million in the third quarter of fiscal 2023 compared to $53 million in the prior year. Corporate expense in the current quarter included costs of $27 million related to cost savings initiatives, pension actuarial losses of $17 million and unrealized mark-to-market losses on outstanding undesignated commodity hedges of $9 million. Corporate expense in the third quarter of fiscal 2022 included pension actuarial losses of $16 million, costs of $6 million related to cost savings initiatives and unrealized mark-to-market losses on outstanding undesignated commodity hedges of $5 million. After factoring in these items, the remaining increase in Corporate expense was primarily due to lower pension and postretirement benefit income and higher administrative expenses.

Conference Call and Webcast
Campbell will host a conference call to discuss these results today at 8:00 a.m. Eastern Time. Participants calling from the U.S. may dial in using the toll-free phone number (888) 210-3346. Participants calling from outside the U.S. may dial in using phone number +1 (646) 960-0253. The conference access code is 2518868. In addition to dial-in, access to a live listen-only audio webcast and accompanying slide presentation, as well as a replay of the webcast, will be available at investor.campbellsoupcompany.com/events-and-presentations.

Reportable Segments
Campbell Soup Company earnings results are reported as follows:

Meals & Beverages, which consists of our soup, simple meals and beverage products in retail and foodservice in U.S. and Canada. The segment includes the following products: Campbell’s condensed and ready-to-serve soups; Swanson broth and stocks; Pacific Foods broth, soups and non-dairy beverages; Prego pasta sauces; Pace Mexican sauces; Campbell’s gravies, pasta, beans and dinner sauces; Swanson canned poultry; V8 juices and beverages; and Campbell’s tomato juice. The segment also includes snacking products in foodservice and Canada.

Snacks, which consists of Pepperidge Farm cookies*, crackers, fresh bakery and frozen products, including Goldfish crackers*, Snyder’s of Hanover pretzels*, Lance sandwich crackers*, Cape Cod potato chips*, Kettle Brand potato chips*, Late July snacks*, Snack Factory pretzel crisps*, Pop Secret popcorn, and other snacking products in retail in the U.S. We refer to the * brands as our "power brands." The segment also includes the retail business in Latin America. The segment included the results of our Emerald nuts business, which was sold on May 30, 2023.

About Campbell Soup Company
For more than 150 years, Campbell (NYSE:CPB) has been connecting people through food they love. Generations of consumers have trusted Campbell to provide delicious and affordable food and beverages. Headquartered in Camden, N.J. since 1869, Campbell generated fiscal 2022 net sales of nearly $8.6 billion. Our portfolio includes iconic brands such as Campbell’s, Cape Cod, Goldfish, Kettle Brand, Lance, Late July, Milano, Pace, Pacific Foods, Pepperidge Farm, Prego, Snyder’s of Hanover, Swanson and V8. Campbell has a heritage of giving back and acting as a good steward of the environment. The company is a member of the Standard & Poor's 500 as well as the FTSE4Good and Bloomberg Gender-Equality Indices. For more information, visit www.campbellsoupcompany.com or follow company news on Twitter via @CampbellSoupCo.

INVESTOR CONTACT:	MEDIA CONTACT:
Rebecca Gardy	James Regan
(856) 342-6081	(856) 219-6409
rebecca_gardy@campbells.com	James_Regan@campbells.com

Forward-Looking Statements

This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on the company’s business or financial results. These forward-looking statements, including any statements made regarding sales, EBIT and EPS guidance, rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include: (1) the risks related to the availability of, and cost inflation in, supply chain inputs, including labor, raw materials, commodities, packaging and transportation; (2) the impacts of, and associated responses to, the COVID-19 pandemic on our business, suppliers, customers, consumers and employees; (3) the company’s ability to execute on and realize the expected benefits from its strategy, including growing sales in snacks and growing/maintaining its market share position in soup; (4) the impact of strong competitive responses to the company’s efforts to leverage its brand power with product innovation, promotional programs and new advertising; (5) the risks associated with trade and consumer acceptance of product improvements, shelving initiatives, new products and pricing and promotional strategies; (6) the ability to realize projected cost savings and benefits from cost savings initiatives and the integration of recent acquisitions; (7) disruptions in or inefficiencies to the company’s supply chain and/or operations; (8) the risks related to the effectiveness of the company's hedging activities and the company's ability to respond to volatility in commodity prices; (9) the company’s ability to manage changes to its organizational structure and/or business processes, including selling, distribution, manufacturing and information management systems or processes; (10) changes in consumer demand for the company’s products and favorable perception of the company’s brands; (11) changing inventory management practices by certain of the company’s key customers; (12) a changing customer landscape, with value and e-commerce retailers expanding their market presence, while certain of the company’s key customers maintain significance to the company’s business; (13) product quality and safety issues, including recalls and product liabilities; (14) the possible disruption to the independent contractor distribution models used by certain of the company’s businesses, including as a result of litigation or regulatory actions affecting their independent contractor classification; (15) the uncertainties of litigation and regulatory actions against the company; (16) the costs, disruption and diversion of management’s attention associated with activist investors; (17) a disruption, failure or security breach of the company’s or the company's vendors' information technology systems, including ransomware attacks; (18) impairment to goodwill or other intangible assets; (19) the company’s ability to protect its intellectual property rights; (20) increased liabilities and costs related to the company’s defined benefit pension plans; (21) the company’s ability to attract and retain key talent; (22) goals and initiatives related to, and the impacts of, climate change, including weather-related events; (23) negative changes and volatility in financial and credit markets, deteriorating economic conditions and other external factors, including changes in laws and regulations; (24) unforeseen business disruptions or other impacts due to political instability, civil disobedience, terrorism, armed hostilities (including the ongoing conflict between Russia and Ukraine), extreme weather conditions, natural disasters, other pandemics or other calamities; and (25) other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	April 30, 2023	May 1, 2022
Net sales	$2,229	$2,130
Costs and expenses
Cost of products sold	1,561	1,465
Marketing and selling expenses	194	188
Administrative expenses	167	151
Research and development expenses	24	22
Other expenses / (income)	23	10
Restructuring charges	6	—
Total costs and expenses	1,975	1,836
Earnings before interest and taxes	254	294
Interest, net	46	50
Earnings before taxes	208	244
Taxes on earnings	48	56
Net earnings	160	188
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$160	$188
Per share - basic
Net earnings attributable to Campbell Soup Company	$.54	$.62
Weighted average shares outstanding - basic	299	301
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.53	$.62
Weighted average shares outstanding - assuming dilution	301	302

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	Nine Months Ended
	April 30, 2023	May 1, 2022
Net sales	$7,289	$6,575
Costs and expenses
Cost of products sold	5,028	4,519
Marketing and selling expenses	612	555
Administrative expenses	487	454
Research and development expenses	66	64
Other expenses / (income)	41	(10)
Restructuring charges	15	—
Total costs and expenses	6,249	5,582
Earnings before interest and taxes	1,040	993
Interest, net	137	143
Earnings before taxes	903	850
Taxes on earnings	214	189
Net earnings	689	661
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$689	$661
Per share - basic
Net earnings attributable to Campbell Soup Company	$2.30	$2.19
Weighted average shares outstanding - basic	299	302
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$2.29	$2.18
Weighted average shares outstanding - assuming dilution	301	303

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	April 30, 2023	May 1, 2022	Percent Change
Sales
Contributions:
Meals & Beverages	$1,108	$1,131	(2)%
Snacks	1,121	999	12%
Total sales	$2,229	$2,130	5%
Earnings
Contributions:
Meals & Beverages	$182	$220	(17)%
Snacks	179	127	41%
Total operating earnings	361	347	4%
Corporate income (expense)	(101)	(53)
Restructuring charges	(6)	—
Earnings before interest and taxes	254	294	(14)%
Interest, net	46	50
Taxes on earnings	48	56
Net earnings	160	188	(15)%
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$160	$188	(15)%
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.53	$.62	(15)%

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	Nine Months Ended
	April 30, 2023	May 1, 2022	Percent Change
Sales
Contributions:
Meals & Beverages	$3,971	$3,672	8%
Snacks	3,318	2,903	14%
Total sales	$7,289	$6,575	11%
Earnings
Contributions:
Meals & Beverages	$762	$713	7%
Snacks	482	376	28%
Total operating earnings	1,244	1,089	14%
Corporate income (expense)	(189)	(96)
Restructuring charges	(15)	—
Earnings before interest and taxes	1,040	993	5%
Interest, net	137	143
Taxes on earnings	214	189
Net earnings	689	661	4%
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$689	$661	4%
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$2.29	$2.18	5%

CAMPBELL SOUP COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(millions)

	April 30, 2023	May 1, 2022
Current assets	$2,104	$1,852
Plant assets, net	2,364	2,313
Intangible assets, net	7,140	7,186
Other assets	465	496
Total assets	$12,073	$11,847
Current liabilities	$2,288	$2,699
Long-term debt	4,496	3,998
Other liabilities	1,701	1,755
Total equity	3,588	3,395
Total liabilities and equity	$12,073	$11,847
Total debt	$4,759	$4,748
Total cash and cash equivalents	$223	$196

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(millions)

	Nine Months Ended
	April 30, 2023	May 1, 2022
Cash flows from operating activities:
Net earnings	$689	$661
Adjustments to reconcile net earnings to operating cash flow
Restructuring charges	15	—
Stock-based compensation	48	46
Pension and postretirement benefit expense (income)	20	(31)
Depreciation and amortization	284	251
Deferred income taxes	(2)	39
Other	78	66
Changes in working capital
Accounts receivable	1	81
Inventories	(40)	(111)
Other current assets	(8)	(1)
Accounts payable and accrued liabilities	(123)	140
Other	(44)	(40)
Net cash provided by operating activities	918	1,101
Cash flows from investing activities:
Purchases of plant assets	(257)	(179)
Purchases of route businesses	(13)	(1)
Sales of route businesses	—	2
Other	1	10
Net cash used in investing activities	(269)	(168)
Cash flows from financing activities:
Short-term borrowings, including commercial paper	2,479	821
Short-term repayments, including commercial paper	(2,473)	(700)
Long-term borrowings	500	—
Long-term repayments	(566)	—
Dividends paid	(336)	(340)
Treasury stock purchases	(141)	(116)
Treasury stock issuances	22	1
Payments related to tax withholding for stock-based compensation	(19)	(18)
Payments related to extinguishment of debt	—	(453)
Other	(1)	—
Net cash used in financing activities	(535)	(805)
Effect of exchange rate changes on cash	—	(1)
Net change in cash and cash equivalents	114	127
Cash and cash equivalents — beginning of period	109	69
Cash and cash equivalents — end of period	$223	$196

Reconciliation of GAAP to Non-GAAP Financial Measures
Third Quarter Ended April 30, 2023
Campbell Soup Company (the "company") uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. Management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the company's historical operating results and trends in its underlying operating results, and provides transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company's performance. Management considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of the company’s performance and trends in its underlying operating results. The adjustments on earnings may include but are not limited to items such as: unusual or non-recurring gains or charges; restructuring charges and related costs; actuarial gains or losses on pension and postretirement plans; unrealized mark-to-market gains and losses on outstanding undesignated commodity hedges; gains or losses on the extinguishment of debt; gains or losses on divestitures; or impairment charges. Depending upon facts or circumstances, management may change these adjustments. When these adjustments change, the company will provide updated definitions of its non-GAAP financial measures. When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company will remove these items from its non-GAAP definitions.
Organic Net Sales
Organic net sales are net sales excluding the impact of currency, acquisitions and divestitures. Management believes that excluding these items, which are not part of the ongoing business, improves the comparability of year-to-year results. A reconciliation of net sales as reported to organic net sales follows.

Three Months Ended
	April 30, 2023			May 1, 2022	% Change
(millions)	Net Sales, as Reported	Impact of Currency	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$1,108	$8	$1,116	$1,131	(2)%	(1)%
Snacks	1,121	(1)	1,120	999	12%	12%
Total Net Sales	$2,229	$7	$2,236	$2,130	5%	5%

Nine Months Ended
	April 30, 2023			May 1, 2022	% Change
(millions)	Net Sales, as Reported	Impact of Currency	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$3,971	$23	$3,994	$3,672	8%	9%
Snacks	3,318	(1)	3,317	2,903	14%	14%
Total Net Sales	$7,289	$22	$7,311	$6,575	11%	11%
Items Impacting Earnings
Adjusted Net earnings are net earnings excluding the impact of restructuring charges and related costs, actuarial gains or losses on pension and postretirement plans, unrealized mark-to-market gains or losses on outstanding undesignated commodity hedges, and losses on the extinguishment of debt. Management believes that financial information excluding certain items that are not considered to reflect the ongoing operating results, such as those listed below, improves the comparability of year-to-year results. Consequently, management believes that investors may be able to better understand its results excluding these items.

The following items impacted earnings:
(1)The company has implemented several cost savings initiatives in recent years.
In the third quarter of fiscal 2023, the company recorded Restructuring charges of $6 million and implementation costs and other related costs of $13 million in Administrative expenses, $12 million in Cost of products sold and $2 million in Research and development expenses (aggregate impact of $24 million after tax, or $.08 per share) related to these initiatives. In the third quarter of fiscal 2022, the company recorded implementation costs and other related costs of $5 million in Administrative expenses and $1 million in Cost of products sold (aggregate impact of $5 million after tax, or $.02 per share) related to these initiatives. In the nine-month period of fiscal 2023, the company recorded

Restructuring charges of $15 million and implementation costs and other related costs of $21 million in Administrative expenses, $12 million in Cost of products sold and $2 million in Research and development expenses (aggregate impact of $37 million after tax, or $.12 per share) related to these initiatives. In the nine-month period of fiscal 2022, the company recorded implementation costs and other related costs of $10 million in Administrative expenses and $5 million in Cost of products sold (aggregate impact of $12 million after tax, or $.04 per share) related to these initiatives. For the year ended July 31, 2022, the company recorded Restructuring charges of $5 million and implementation costs and other related costs of $20 million in Administrative expenses, $5 million in Cost of products sold and $1 million in Marketing and selling expenses (aggregate impact of $24 million after tax, or $.08 per share) related to these initiatives.
(2)In the third quarter of fiscal 2023, the company recognized actuarial losses in Other expenses / (income) of $17 million ($13 million after tax, or $.04 per share). In the third quarter of fiscal 2022, the company recognized actuarial losses in Other expenses / (income) of $16 million ($12 million after tax, or $.04 per share). In the nine-month period of fiscal 2023, the company recognized actuarial losses in Other expenses / (income) of $26 million ($20 million after tax, or $.07 per share). In the nine-month period of fiscal 2022, the company recognized actuarial losses in Other expenses / (income) of $12 million ($9 million after tax, or $.03 per share). The actuarial losses related to interim remeasurements of certain pension plans due to lump sum distributions that exceeded or are expected to exceed service and interest costs resulting in settlement accounting for the plans. For the year ended July 31, 2022, the company recognized actuarial losses on pension and postretirement plans in Other expenses / (income) of $44 million ($33 million after tax, or $.11 per share).
(3)In the third quarter of fiscal 2023, the company recognized losses in Cost of products sold of $9 million ($7 million after tax, or $.02 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In the third quarter of fiscal 2022, the company recognized losses in Cost of products sold of $5 million ($4 million after tax, or $.01 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In the nine-month period of fiscal 2023, the company recognized losses in Cost of products sold of $9 million ($7 million after tax, or $.02 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In the nine-month period of fiscal 2022, the company recognized losses in Cost of products sold of $8 million ($6 million after tax, or $.02 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. For the year ended July 31, 2022, the company recognized losses in Cost of products sold of $59 million ($44 million after tax, or $.15 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges.
(4)In the third quarter of fiscal 2022, the company recorded a loss in Interest expense of $4 million ($3 million after tax, or $.01 per share) on the extinguishment of debt.

The following tables reconcile financial information, presented in accordance with GAAP, to financial information excluding certain items:

	Three Months Ended
	April 30, 2023			May 1, 2022
(millions, except per share amounts)	As reported	Adjustments(a)	Adjusted	As reported	Adjustments(a)	Adjusted	Adjusted Percent Change
Gross profit	$668	$21	$689	$665	$6	$671	3%
Gross profit margin	30.0%		30.9%	31.2%		31.5%	(60) pts

Administrative expenses	$167	$(13)	$154	$151	$(5)	$146	5%
Research and development expenses	$24	$(2)	$22	$22	$—	$22
Other expenses / (income)	$23	$(17)	$6	$10	$(16)	$(6)
Restructuring charges	$6	$(6)	$—	$—	$—	$—

Earnings before interest and taxes	$254	$59	$313	$294	$27	$321	(2)%
Interest, net	46	—	46	50	(4)	46	—%
Earnings before taxes	$208	$59	$267	$244	$31	$275
Taxes	48	15	63	56	7	63
Effective income tax rate	23.1%		23.6%	23.0%		22.9%	70 pts
Net earnings attributable to Campbell Soup Company	$160	$44	$204	$188	$24	$212	(4)%
Diluted net earnings per share attributable to Campbell Soup Company	$.53	$.15	$.68	$.62	$.08	$.70	(3)%
(a) See following tables for additional information.

	Three Months Ended
	April 30, 2023
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Pension and postretirement adjustments (2)	Commodity mark-to-market (3)	Adjustments
Gross profit	$12	$—	$9	$21
Administrative expenses	(13)	—	—	(13)
Research and development expenses	(2)	—	—	(2)
Other expenses / (income)	—	(17)	—	(17)
Restructuring charges	(6)	—	—	(6)
Earnings before interest and taxes	$33	$17	$9	$59
Interest, net	—	—	—	—
Earnings before taxes	$33	$17	$9	$59
Taxes	9	4	2	15
Net earnings attributable to Campbell Soup Company	$24	$13	$7	$44
Diluted net earnings per share attributable to Campbell Soup Company*	$.08	$.04	$.02	$.15
*The sum of individual per share amounts may not add due to rounding.

	Three Months Ended
	May 1, 2022
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Pension and postretirement adjustments (2)	Commodity mark-to-market (3)	Loss on debt extinguishment (4)	Adjustments
Gross profit	$1	$—	$5	$—	$6
Administrative expenses	(5)	—	—	—	(5)
Other expenses / (income)	—	(16)	—	—	(16)
Earnings before interest and taxes	$6	$16	$5	$—	$27
Interest, net	—	—	—	(4)	(4)
Earnings before taxes	$6	$16	$5	$4	$31
Taxes	1	4	1	1	7
Net earnings attributable to Campbell Soup Company	$5	$12	$4	$3	$24
Diluted net earnings per share attributable to Campbell Soup Company	$.02	$.04	$.01	$.01	$.08

	Nine Months Ended
	April 30, 2023			May 1, 2022
(millions, except per share amounts)	As reported	Adjustments(a)	Adjusted	As reported	Adjustments(a)	Adjusted	Adjusted Percent Change
Gross profit	$2,261	$21	$2,282	$2,056	$13	$2,069	10%
Gross profit margin	31.0%		31.3%	31.3%		31.5%	(20) pts

Administrative expenses	$487	$(21)	$466	$454	$(10)	$444	5%
Research and development expenses	$66	$(2)	$64	$64	$—	$64
Other expenses / (income)	$41	$(26)	$15	$(10)	$(12)	$(22)
Restructuring charges	$15	$(15)	$—	$—	$—	$—

Earnings before interest and taxes	$1,040	$85	$1,125	$993	$35	$1,028	9%
Interest, net	137	—	137	143	(4)	139	(1)%
Earnings before taxes	$903	$85	$988	$850	$39	$889
Taxes	214	21	235	189	9	198
Effective income tax rate	23.7%		23.8%	22.2%		22.3%	150 pts
Net earnings attributable to Campbell Soup Company	$689	$64	$753	$661	$30	$691	9%
Diluted net earnings per share attributable to Campbell Soup Company	$2.29	$.21	$2.50	$2.18	$.10	$2.28	10%
(a) See following tables for additional information.

	Nine Months Ended
	April 30, 2023
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Pension and postretirement adjustments (2)	Commodity mark-to-market (3)	Adjustments
Gross profit	$12	$—	$9	$21
Administrative expenses	(21)	—	—	(21)
Research and development expenses	(2)	—	—	(2)
Other expenses / (income)	—	(26)	—	(26)
Restructuring charges	(15)	—	—	(15)
Earnings before interest and taxes	$50	$26	$9	$85
Interest, net	—	—	—	—
Earnings before taxes	$50	$26	$9	$85
Taxes	13	6	2	21
Net earnings attributable to Campbell Soup Company	$37	$20	$7	$64
Diluted net earnings per share attributable to Campbell Soup Company	$.12	$.07	$.02	$.21

	Nine Months Ended
	May 1, 2022
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Pension and postretirement adjustments (2)	Commodity mark-to-market (3)	Loss on debt extinguishment (4)	Adjustments
Gross profit	$5	$—	$8	$—	$13
Administrative expenses	(10)	—	—	—	(10)
Other expenses / (income)	—	(12)	—	—	(12)
Earnings before interest and taxes	$15	$12	$8	$—	$35
Interest, net	—	—	—	(4)	(4)
Earnings before taxes	$15	$12	$8	$4	$39
Taxes	3	3	2	1	9
Net earnings attributable to Campbell Soup Company	$12	$9	$6	$3	$30
Diluted net earnings per share attributable to Campbell Soup Company	$.04	$.03	$.02	$.01	$.10

(millions, except per share amounts)	Year Ended July 31, 2022
Gross profit, as reported	$2,627
Add: Restructuring charges, implementation costs and other related costs (1)	5
Add: Commodity mark-to-market adjustments (3)	59
Adjusted Gross profit	$2,691
Adjusted Gross profit margin	31.4%
Earnings before interest and taxes, as reported	$1,163
Add: Restructuring charges, implementation costs and other related costs (1)	31
Add: Pension and postretirement adjustments (2)	44
Add: Commodity mark-to-market adjustments (3)	59
Adjusted Earnings before interest and taxes	$1,297
Interest, net, as reported	$188
Deduct: Loss on debt extinguishment (4)	(4)
Adjusted Interest, net	$184
Adjusted Earnings before taxes	$1,113
Taxes on earnings, as reported	$218
Add: Tax benefit from restructuring charges, implementation costs and other related costs (1)	7
Add: Tax benefit from pension and postretirement adjustments (2)	11
Add: Tax benefit from commodity mark-to-market adjustments (3)	15
Add: Tax benefit from loss on debt extinguishment (4)	1
Adjusted Taxes on earnings	$252
Adjusted effective income tax rate	22.6%
Net earnings attributable to Campbell Soup Company, as reported	$757
Add: Net adjustment from restructuring charges, implementation costs and other related costs (1)	24
Add: Net adjustment from pension and postretirement adjustments (2)	33
Add: Net adjustment from commodity mark-to-market adjustments (3)	44
Add: Net adjustment from loss on debt extinguishment (4)	3
Adjusted Net earnings attributable to Campbell Soup Company	$861
Diluted net earnings per share attributable to Campbell Soup Company, as reported	$2.51
Add: Net adjustment from restructuring charges, implementation costs and other related costs (1)	.08
Add: Net adjustment from pension and postretirement adjustments (2)	.11
Add: Net adjustment from commodity mark-to-market adjustments (3)	.15
Add: Net adjustment from loss on debt extinguishment (4)	.01
Adjusted Diluted net earnings per share attributable to Campbell Soup Company*	$2.85
*The sum of individual per share amounts may not add due to rounding.